The Toro Company 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 • 952/888-8801 • FAX 952/887-8258

Media Relations
Investor Relations Stephen P. Wolfe Vice President, CFO (952) 887-8076	John Wright Director, Investor Relations (952) 887-8865	Connie Kotke Toro Media Relations (952) 887-8984 www, pr@toro.com	Web Site www.thetorocompany.com

TORO FIRST QUARTER NET EARNINGS PER SHARE A RECORD $0.47

ON 10.6% SALES GROWTH

LIVE CONFERENCE CALL
February 22, 10:00 a.m. CT
www.thetorocompany.com/invest

BLOOMINGTON, Minn. (Feb. 22, 2005) – The Toro Company (NYSE: TTC) today reported net earnings of $11.2 million, or $0.47 per diluted share, on net sales of $346.9 million for its fiscal 2005 first quarter ended January 28, 2005. In its fiscal 2004 first quarter, the company reported net earnings of $9.3 million, or $0.36 per diluted share, on net sales of $313.6 million.

“Our strong momentum continued into the new fiscal year as our ongoing efforts to increase sales and improve profitability benefited overall performance,” said Kendrick B. Melrose, The Toro Company Chairman and Chief Executive Officer. Melrose said results for Toro’s first quarter, typically the seasonally smallest sales period, were fueled by double-digit sales growth in its Professional segment as well as in international sales of both Professional and Residential products. “International net sales, commensurate with our growth strategy, increased nearly 19.0% compared with last year.”

First quarter net income increased on strong revenue growth coupled with a decline in sales, general and administrative (SG&A) expenses as a percentage of sales resulting primarily from lower warranty costs and the effects of the company-wide ‘No Waste’ initiatives.

SEGMENT RESULTS

Segment data is provided in the table following the “Condensed Consolidated Statements of Earnings.”

The Distribution segment results have been consolidated into the Other segment as the financial results for this reporting segment no longer meet the quantitative thresholds for separate reporting. Other segment results are detailed in the attached table.

Professional

Compared with the prior year, fiscal 2005 first quarter professional segment sales increased 18.1% to $245.2 million. Volume increased in nearly all product categories, reflecting Toro’s leadership position in professional segment products, positive market conditions and strong retail demand. “At the recent Golf Industry Show our customers expressed increasing optimism about the golf business and many are forecasting a successful year,” said Melrose. “While new course construction remains slow, investments in course renovations and improvements continue to drive demand for our equipment, services and systems. This same optimism was prevalent at other industry tradeshows during the quarter, where landscape contractors and sports turf professionals were very bullish about their business and the outlook for this season.”

Earnings for the first quarter totaled $38.9 million, up 36.6% compared with $28.4 million in the prior year first quarter resulting from higher sales volume and improved leveraging of expenses.

Residential

Residential segment sales for the first quarter totaled $95.9 million, down 2.1% from last year’s first quarter. A late-arriving snow season in many parts of the country helped boost retail sales for snow throwers, but not early enough to keep the expected shipments for mowers and riding products moving into the channels.

Earnings for the first quarter totaled $4.4 million, down 46.8% compared with the same period last year. The decline resulted primarily from lower than expected sales as well as steel and other commodity price increases not present in the first quarter of fiscal 2004.

REVIEW OF OPERATIONS

Gross margin for the first quarter was 35.1% compared with 35.9% in the first quarter of fiscal 2004. The decline results primarily from the impact of higher costs for steel and other commodities, which the company began to incur late in the first half of fiscal 2004. The impact on profitability of the higher materials costs has been partially offset by price increases as well as cost reductions as a result of the company’s ‘6+8’ profit improvement and growth initiatives.

SG&A expenses for the first quarter declined to 29.5% of net sales, compared with 30.6% in the same period last year. The improvement resulted from lower warranty costs reflecting improvements in product quality, as well as ‘No Waste’ efforts in the office environments.

Interest expense for the first quarter totaled $3.8 million compared with $3.9 million in the same period last year.

Toro also continues to benefit from improved asset utilization. Despite a 10.6% increase in consolidated net sales in the first quarter, net inventories grew only 2.0% compared with the end of fiscal 2004 first quarter and accounts receivable increased only 2.1%.

BUSINESS OUTLOOK

“Thanks to our strong performance in a seasonally slow period with particularly acute weather-related volatility, we are reaffirming our earnings outlook for fiscal 2005,” said Melrose. “To date, we have contained much of the impact of higher commodity costs on our profits by continuing to work at reducing costs and leveraging expenses. We are in the early stage of year two of our ‘6+8’ profitability improvement and sales growth initiative, and we expect further benefits from our efforts in the balance of the year. We are comfortable with our field inventory levels and expect top-line growth to continue to benefit from strong new product acceptance as customers anticipate a favorable spring selling season.”

After the close of the fiscal 2005 first quarter, the company completed the acquisition of Hayter Ltd., a manufacturer of high-quality consumer and commercial mowing products with strong market positions throughout the United Kingdom. “With this acquisition, we have gained a significant foothold in the municipal and high-end residential turf markets, consistent with our long-term strategy to expand our international business,” said Melrose.

For fiscal 2005, the company continues to expect net earnings per diluted share to grow 12% to 15% compared with 2004. The company does not expect the Hayter acquisition to have a material effect on fiscal 2005 earnings, however the acquisition should contribute to fiscal 2005 sales, and the company is now projecting sales growth of 9% to 11% for the year.

For its fiscal 2005 second quarter, Toro expects to report net earnings per diluted share of $2.30 to $2.40.

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on February 22, 2005. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the “6+8” growth and profit improvement initiative which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to achieve sales and earnings per share growth in fiscal 2005; our ability to successfully integrate acquisitions and manage alliances; ability of management to manage around unplanned events; unforeseen product quality problems in the development and production of new and existing products; potential issues with moving production between facilities; fluctuations in the cost and availability of raw materials, including steel and other commodities; rising cost of transportation; level of growth in the golf market; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; increased competition; elimination of shelf space for our products at retailers; financial viability of distributors and dealers; market acceptance of existing and new products; unforeseen inventory adjustments or changes in purchasing patterns by our customers; the impact of abnormal weather patterns; and the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended
	January 28,	January 30,
	2005[1]	2004[2]
Net sales	$346,913	$313,573
Gross profit	121,663	112,610
Gross profit percent	35.1%	35.9%
Selling, general, and administrative expense	102,239	96,015

Earnings from operations	19,424	16,595
Interest expense	(3,760)	(3,882)
Other income, net	1,141	1,309

Earnings before income taxes	16,805	14,022
Provision for income taxes	5,629	4,697

Net earnings	$11,176	$9,325

Basic net earnings per share	$0.48	$0.37

Diluted net earnings per share	$0.47	$0.36

Weighted average number of shares of common stock outstanding – Basic	23,068	24,926
Weighted average number of shares of common stock outstanding – Dilutive	23,879	26,129

1 Prepared under the accounting provisions of Statement of Financial Accounting Standard No. 123 (Revised 2004),

“Share-Based Payment.”

[2]	Prepared under the accounting provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued

to Employees,” (APB No. 25), and related Interpretations.

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 28,	January 30,
Segment Net Sales	2005	2004
Professional	$245,230	$207,678
Residential	95,876	97,887
Other	5,807	8,008
Total*	$346,913	$313,573

* Includes international sales of	$89,653	$75,378

	Three Months Ended
	January 28,	January 30,
Segment Earnings (Loss) Before Income Taxes	2005	2004
Professional	$38,865	$28,449
Residential	4,434	8,337
Other	(26,494)	(22,764)
Total	$16,805	$14,022

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	January 28,	January 30,
	2005	2004
ASSETS

Cash and cash equivalents	$7,467	$17,925
Receivables, net	318,063	311,451
Inventories, net	276,364	271,071
Prepaid expenses and other current assets	14,756	13,710
Deferred income taxes	46,106	43,253
Total current assets	662,756	657,410

Property, plant, and equipment, net	160,718	160,729
Deferred income taxes	39	1,181
Goodwill and other assets, net	101,590	100,841
Total assets	$925,103	$920,161

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$45	$225
Short-term debt	62,162	2,308
Accounts payable	90,459	84,766
Accrued liabilities	227,127	202,332

Total current liabilities	379,793	289,631

Long-term debt, less current portion	175,035	175,080
Long-term deferred income taxes	3,837	—
Deferred revenue and other long-term liabilities	13,245	11,775
Stockholders’ equity	353,193	443,675

Total liabilities and stockholders’ equity	$925,103	$920,161

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 28,	January 30,
	2005	2004
Cash flows from operating activities:
Net earnings	$11,176	$9,325
Adjustments to reconcile net earnings to net cash used in operating activities:
Non-cash asset impairment recovery	—	(52)
Equity losses from an investment	201	—
Provision for depreciation and amortization	9,429	8,560
Gain on disposal of property, plant, and equipment	(205)	(113)
Stock-based compensation expense	2,498	1,730
Increase in deferred income taxes	(1,630)	(921)
Changes in operating assets and liabilities:
Receivables, net	(28,291)	(40,286)
Inventories, net	(53,832)	(39,289)
Prepaid expenses and other assets	2,877	3,173
Accounts payable, accrued expenses, and deferred revenue	2,999	(2,127)

Net cash used in operating activities	(54,778)	(60,000)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(7,319)	(10,015)
Proceeds from disposal of property, plant, and equipment	2,191	1,285
Increase in investment in affiliates	—	(1,065)
(Increase) decrease in other assets	(3,224)	78
Proceeds from sale of business	765	—
Net cash used in investing activities	(7,587)	(9,717)

Cash flows from financing activities:
Increase in short-term debt	61,023	104
Repayments of long-term debt	(11)	(3,616)
Excess tax benefits from share-based arrangements	1,709	522
Proceeds from exercise of stock options	2,950	1,565
Purchases of Toro common stock	(83,763)	(19,786)
Dividends paid on Toro common stock	(2,793)	(1,501)
Net cash used in financing activities	(20,885)	(22,712)

Effect of exchange rates on cash	(39)	67

Net decrease in cash and cash equivalents	(83,289)	(92,362)
Cash and cash equivalents as of the beginning of the period	90,756	110,287

Cash and cash equivalents as of the end of the period	$7,467	$17,925